Exhibit 10.1

NINTH AMENDMENT TO AMENDED AND
RESTATED REVOLVING CREDIT AGREEMENT

This Ninth Amendment to Amended and Restated Revolving Credit Agreement (herein, the “Amendment”) is entered into as of June 23, 2015, by and among World Acceptance Corporation, a South Carolina corporation (the “Borrower”), Wells Fargo Bank, National Association together with the other financial institutions a party hereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders (the “Administrative Agent”).
PRELIMINARY STATEMENTS
A.The Borrower, the Lenders, and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit Agreement, dated as of September 17, 2010, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.    The Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    AMENDMENTS.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
1.1.    Section 1.1 of the Credit Agreement (The Credit) shall be amended and restated as follows:
Section 1.1    The Credit. Subject to the terms and conditions hereof, the Lenders agree to extend a revolving credit (the “Revolving Credit”) to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the lesser of (A) the Commitments and (B) the Available Borrowing Base as then determined and computed, which may be availed of by the Borrower in its discretion from time to time, be repaid and used again, to but not including the Termination Date. The Revolving Credit, subject to all of the terms and conditions hereof, may be utilized by the Borrower in the form of Loans, all as more fully hereinafter set forth. The maximum amount of the Revolving Credit that a Lender agrees to extend to the Borrower shall be the aggregate amount of its Commitment (subject to any reductions thereof pursuant to the terms hereof). The obligations of the Lenders hereunder are several and not joint, and no Lender shall under any circumstances be obligated to extend credit hereunder in excess of its Commitment. Each Borrowing of Loans shall be made ratably from the Lenders in proportion to their respective Commitments. Administrative Agent has the right at any time, and from time to time, in its Permitted Discretion (but without any obligation), to set aside reasonable reserves against the Available Borrowing Base in such amounts as it may deem appropriate in its Permitted Discretion, including, without limitation, reserves with respect to Regulatory Events or any increased operational, legal or regulatory risk of the Borrower and its Subsidiaries.
1.2.    Section 3.1 of the Credit Agreement (Commitment Fee) shall be amended and restated as follows:
Section 3.1    Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders a commitment fee at the rate of 0.50% per annum, in each case computed on the basis of a year of 360 days and the actual number of days elapsed on the average daily unused portion of the maximum amount of the Commitments hereunder. Such commitment fee is payable in arrears on the first (1st) day of each calendar month and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the fees for the period to the date of such termination in whole shall be paid on the date of such termination.
1.3.    The following definitions in Section 5.1 of the Credit Agreement (Definitions) shall be amended and restated as follows:
“Applicable Margin” means 4.0% per annum.

“Commitment" means, as to any Lender, the obligation of such Lender to make Loans under the Revolving Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as such Commitments may be reduced or modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.9 hereof). The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate (a) $600,000,000 commencing June 23, 2015 and continuing through and including March 30, 2016, (b) $500,000,000 commencing March 31, 2016 and continuing through and including March 30, 2017 and (c) $400,000,000 commencing March 31, 2017 and thereafter (subject in each case to any reductions of the Commitments pursuant to Section 2.9).

“Termination Date” means June 15, 2017, or such earlier date on which the Commitments are terminated in whole pursuant to Sections 2.9, 9.3 or 9.4 hereof.

1.4.    The following new clause (h) is added to the definition of “Eligible Finance Receivables” contained in Section 5.1 of the Credit Agreement (Definitions):
(h)    in addition to the above requirements contained in this definition, is otherwise acceptable to the Administrative Agent in its Permitted Discretion for inclusion in the determination of the Borrowing Base.
1.5.    The following new definitions are added to Section 5.1 of the Credit Agreement (Definitions):
“Governmental Authority” means any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, including without limitation, any attorney general or agency related thereto, the Consumer Financial Protection Bureau, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.
“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the Borrower’s and its Subsidiaries’ ability to perform their obligations under the this Agreement or other Loan Documents to which they are parties or of Administrative Agent’s ability to enforce the Obligations or realize upon the Collateral taken as a whole, or (c) a material impairment of the enforceability or priority of Administrative Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of the Borrower and its Subsidiaries taken as a whole.
“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.
“Regulatory Event” mean: either a (x) a “Level One Regulatory Event”, which shall comprise the formal commencement by written notice by any federal or state Governmental Authority of any inquiry, investigation, legal action or similar proceeding against any of the Borrower or its Subsidiaries challenging its authority to originate, hold, own, service, collect or enforce Finance Receivables generally or any category or group of Finance Receivables that is material to the business of such Borrower or such Subsidiary, or otherwise alleging any material non-compliance by any of the Borrower or its Subsidiaries with any applicable laws related to originating, holding, collecting, servicing or enforcing Finance Receivables generally or any category or group of Finance Receivables that is material to the business of such Borrower or such Subsidiary (which shall include, without limitation, the issuance of a civil investigative demand by the Consumer Financial Protection Bureau that meets the criteria set forth above), which inquiry, investigation, legal action or proceeding is not released or terminated in a manner reasonably acceptable to the Administrative Agent within thirty (30) calendar days of commencement thereof; or (y) a “Level Two Regulatory Event”, which shall comprise the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine), order or ruling against any of the Borrower or its Subsidiaries related in any way to the originating, holding, pledging, collecting, servicing or enforcing of Finance Receivables generally or any category or group of Finance Receivables that is material to the business of the Borrower or such Subsidiary.
1.6.    Section 8.4(c) of the Credit Agreement (Compliance with Laws) shall be amended and restated as follows:
(c)    Notices. The Borrower shall promptly notify the Administrative Agent of (i) any enforcement action or investigation instituted or, to Borrower’s or any Subsidiary’s knowledge, threatened, against Borrower or any of its Subsidiaries by any Governmental Authority, including without limitation any proceeding or action to be commenced by the filing of a stipulation and consent; (ii) receipt by Borrower or any of its Subsidiaries of an “Early Warning Notice,” “Notice and Opportunity to Respond and Advise” or “Civil Investigative Demand” from the Consumer Financial Protection Bureau or similar notice or request from any other Governmental Authority and (iii) without duplication, the occurrence of any Regulatory Event.
1.7.    Section 8.10(a) of the Credit Agreement (Limitations on Indebtedness) shall be amended and restated as follows:
(a)    The aggregate unpaid principal amount of Total Debt, on a consolidated basis, to exceed 275% of Consolidated Adjusted Net Worth.
1.8.    Section 8.21 of the Credit Agreement (Restricted (Dividend) Payments) shall be amended and restated as follows:

Section 8.21    Restricted (Dividend) Payments. The Borrower shall not, nor shall it permit any Subsidiary to, declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends payable solely in additional capital stock issued by the Borrower) or purchase any class or series of its capital stock or other equity; provided, however, that the foregoing shall not operate to prevent (a) the making of dividends or distributions by any Subsidiary to the Borrower or to any other Subsidiary, (b) other dividends and distributions made with the prior written consent of the Required Lenders and (c) the Borrower making purchases of any class or series of its capital stock or other equity with the prior written consent of the Required Lenders.
1.9.    The following new clause (t) is added to Section 9.1 of the Credit Agreement (Events of Default):
(t)    The occurrence of a Level Two Regulatory Event which (A) remains unvacated, undischarged, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry and (B) is reasonably likely to cause a Material Adverse Change.
1.10.    Schedule 1.1 of the Credit Agreement (Commitments) shall be amended and restated in its entirety to read as set forth on Schedule 1.1 attached hereto and made a part hereof.
SECTION 2.    CONDITIONS PRECEDENT.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent (the date on which the following conditions precedent have been satisfied being referred to herein as the “Effective Date”):
2.1.    The Borrower and the Lenders, shall have executed and delivered this Amendment to the Administrative Agent.
2.2.    The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Administrative Agent their consent to this Amendment in the form set forth below.
2.3.    The Borrower shall have paid to Administrative Agent the non-refundable fee in the amount and for the account of the Lenders as set forth on Schedule A attached hereto, which fees shall be fully earned by such Lenders upon the effectiveness of this Amendment.
2.4.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.
SECTION 3.    REPRESENTATIONS.
In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent, the Collateral Agent, and the Lenders that as of the date hereof, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Agent) and (b) the Borrower and the Guarantors are in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.
SECTION 4.    MISCELLANEOUS.
4.1.    Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.2.    The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein secure the payment and performance of the Obligations under the Credit Agreement as amended hereby, which are entitled to all of the benefits and privileges set forth therein. Without limiting the foregoing, the Borrower acknowledges that the “Secured Indebtedness” as defined in, and secured by the Collateral pursuant to, the Company Security Agreement shall be deemed amended to include all “Obligations” as defined in the Credit Agreement as amended hereby.
4.3.    The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Administrative Agent.
4.4.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of a Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws).
[SIGNATURE PAGE TO FOLLOW]

This Amendment is entered into as of the date and year first above written.

WORLD ACCEPTANCE CORPORATION
By	/s/ A. Alexander McLean III
A. Alexander McLean III, Chief Executive Officer

Accepted and agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as Administrative Agent and Collateral Agent
By	/s/ William M. Laird
William M. Laird, Senior Vice President

BANK OF AMERICA, N.A.
By	/s/ Bruce Jenks
Name: Bruce Jenks Title: Vice President

BANK OF MONTREAL
By	/s/ Michael S. Cameli
Name: Michael S. Cameli Title: Director

CAPITAL ONE, NATIONAL ASSOCIATION
By	/s/ Beverly Abrahams
Name: Beverly Abrahams Title: Senior Vice President

Texas CAPITAL BANK, NATIONAL ASSOCIATION
By	/s/ Stephanie Bowman
Name: Stephanie Bowman Title: Senior Vice President

FIRST TENNESSEE BANK NATIONAL ASSOCIATION
By	/s/ Micah Dickey
Name: Micah Dickey Title: Vice President

Acknowledgment and Consent
Each of the undersigned is a Restricted Subsidiary of World Acceptance Corporation who has executed and delivered to the Collateral Agent, the Administrative Agent, and the Lenders the Subsidiary Guaranty Agreement and the Subsidiary Security Agreement. Each of the undersigned hereby acknowledges and consents to the Ninth Amendment to Amended and Restated Revolving Credit Agreement set forth above and confirms that the Loan Documents executed by it, and all of its obligations thereunder, remain in full force and effect, and that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement after giving effect to the Amendment.
[Signature Page to Acknowledgment and Consent to Follow]

Each of the undersigned acknowledges that the Collateral Agent, the Administrative Agent, and the Lenders are relying on the foregoing in entering into the Ninth Amendment to Amended and Restated Revolving Credit Agreement set forth above.

Dated as of June 23, 2015.
World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Corporation of Georgia
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc.
World Finance Company of South Carolina, LLC
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Company of Kentucky LLC
World Finance Corporation of Colorado
World Finance Corporation of Wisconsin
WFC Services, Inc.
World Finance Corporation of Texas
World Finance Company of Indiana, LLC
World Finance Company of Mississippi, LLC
World Finance Company of Idaho, LLC

By	/s/ A. Alexander McLean III
A. Alexander McLean III, its Chief Executive Officer
WFC Limited Partnership

By WFC of South Carolina, Inc.,
as sole general partner
By	/s/ A. Alexander McLean III
A. Alexander McLean III, its Chief Executive Officer

Schedule 1.1

Commitments

June 23, 2015 continuing through and including March 30, 2016

Name of Lender	Commitments	Commitment Percentage
Wells Fargo Bank, National Association	$200,000,000	33.33%
Bank of Montreal	$130,000,000	21.67%
Bank of America, N.A.	$155,000,000	25.83%
Capital One, National Association	$45,000,000	7.50%
Texas Capital Bank, National Association	$30,000,000	5.00%
First Tennessee Bank National Association	$40,000,000	6.67%
Total	$600,000,000

March 31, 2016 continuing through and including March 30, 2017

Name of Lender	Commitments	Commitment Percentage
Wells Fargo Bank, National Association	$165,000,000	33.00%
Bank of Montreal	$105,000,000	21.00%
Bank of America, N.A.	$130,000,000	26.00%
Capital One, National Association	$40,000,000	8.00%
Texas Capital Bank, National Association	$25,000,000	5.00%
First Tennessee Bank National Association	$35,000,000	7.00%
Total	$500,000,000

March 31, 2017 and thereafter

Name of Lender	Commitments	Commitment Percentage
Wells Fargo Bank, National Association	$130,000,000	32.50%
Bank of Montreal	$85,000,000	21.25%
Bank of America, N.A.	$105,000,000	26.25%
Capital One, National Association	$30,000,000	7.50%
Texas Capital Bank, National Association	$20,000,000	5.00%
First Tennessee Bank National Association	$30,000,000	7.50%
Total	$400,000,000